Exhibit 5.2

Appleton Papers Inc (“Appleton”)	Carmelite 50 Victoria Embankment Blackfriars London EC4Y 0DX Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

Date	Our reference	Your reference
19 August 2004	RMG

Dear Sirs

1.	Introduction

1.1	We have acted as English legal advisers to, inter alia, Appleton and Rose Holdings Limited in connection with the entry into of the following documents:

(a)	a purchase agreement (the “Purchase Agreement”) dated June 3 2004 made between Appleton (“Appleton”) (1), the Guarantors listed on Exhibit A thereto including Rose Holdings Limited (company number 4989821) (“RHL”), Bemrose Group Limited (company number 03978230), The Henry Booth Group Limited (company number 04204221), BemroseBooth Limited (company number 03978232), HBGI Holdings Limited (company number 03978242), Bemrose Security & Promotional Printing Limited (company number 03978233), (together the “English Companies” and each an “English Company”) and the Initial Purchasers (3) relating to the purchase of $185,000,000 8 1/8% Series A Senior Notes due 2011 (the “Senior Notes”) and $150,000,000 9¾% Series A Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”);

(b)	an indenture dated as of June 11 2004 among Appleton (1), the Guarantors (as defined therein) including the English Companies (2) and U.S. Bank National Association, as trustee (3) relating to the Senior Notes;

(c)	an indenture dated as of June 11 2004 among Appleton (1), the Guarantors (as defined therein) including the English Companies (2) and U.S. Bank National Association, as trustee (3) relating to the Senior Subordinated Notes; and

(d)	a separate guarantor’s notation of guarantee executed by each English Company in respect of the Senior Notes and a separate guarantor’s notation of guarantee executed by each English Company in respect of the Senior Subordinated Notes (together the “Note Guarantees” and each a “Note Guarantee”).

Regulated by the Law Society. Authorised for investment activity in the UK by the FSA. A list of the partners is open to inspection at the above address.	Berlin Brussels Cambridge Düsseldorf Frankfurt Hamburg London Munich Paris Representative offices: Alicante Shanghai

The documents referred to in paragraphs (b), (c) and (d) above are referred to as the “Documents”.

1.2	We understand this opinion is required in connection with the preparation of Appleton’s Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the offer by Appleton to exchange the Senior Notes and the Senior Subordinated Notes and the Note Guarantees for registered 8 1/8% Series B Senior Notes due 2011 and registered 9 3/4% Series B Senior Subordinated Notes due 2014 and related note guarantees (the “Series B Note Guarantees”) as the case may be, to be filed with the Securities and Exchange Commission.

1.3	For the purposes of this opinion, we have examined copies of the following documents, in “pdf format” in the case of the documents referred to in paragraphs (a) and (d) below:

(a)	executed copies of the Documents;

(b)	resolutions of the board of directors of each English Company held on 9 June 2004 and each approving the entry into of each of the Documents by such English Company;

(c)	resolutions of the shareholders of each English Company each dated 9 June 2004 and each approving the entry into each of the Documents by such English Company;

(d)	a certificate for each English Company each dated 11 June 2004 in connection with the Purchase Agreement signed by a Director of such English Company; and

(e)	a copy of the memorandum and articles of association of each English Company.

2.	Basis of opinion and assumptions

2.1	This opinion relates solely to matters of English law in force on the date of this opinion, and is based on legislation published, and cases fully reported, before that date. We express no opinion as to any matters of fact.

2.2	For the purposes of this opinion, we have not examined:

(a)	any contract, other than those specified in paragraph 1.1 above, which may affect the validity or enforceability of the Documents; or

(b)	any of the corporate or other records of the English Companies other than those specified in paragraph 1.2 above;

nor have we made any other enquiries concerning the English Companies (except for the searches at the Companies Registration Office and enquiries referred to in paragraph 2.3 below).

2.3	On 12 December 2003 we carried out Companies Registration Office searches in respect of the English Companies other than RHL which we updated by online searches on 18 August 2004. We incorporated RHL on 9 December 2003 and Taylor Wessing Secretaries Limited is the company secretary. We undertook online searches in respect of RHL on 18 August 2004. On 18 August 2004 enquiries were made by telephone at the Central Index of Winding Up Petitions at 10.10 am with respect to each English Company. We assume that the information obtained in those searches and enquiries was accurate, did not fail to disclose any relevant matter and that a further search or enquiry would not reveal any change or new matter which would affect this opinion.

2.4	We have assumed:

(a)	that there has been no change to the memorandum and articles of association of each English Company which is not revealed by our search at the Companies Registration Office;

(b)	that the directors of each English Company were acting in good faith and in the best interests of such English Company in approving the Documents to which it is a party and all other matters in relation to the Purchase Agreement, the Documents and the Registration Statement including the Series B Note Guarantees;

(c)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us;

(d)	that no amendments have been made to any of the Documents since copies of the Documents were submitted to us;

(e)	the conformity to originals of all documents submitted to us as copies;

(f)	the correctness of all statements made in the certificates referred to above;

(g)	that each Document is valid, binding and enforceable as regards each English Company which is party to it under the law of the State of New York by which law it is stated to be governed or, in the case of each Note Guarantee, by which law we assume it is governed;

(h)	that the Documents constitute valid, binding and enforceable obligations of the parties thereto other than the English Companies;

(i)	that the resolutions of the directors of each English Company referred to above were duly passed at a meeting of the board of directors of such English Company duly convened and held and throughout which a valid quorum of directors entitled to vote on the resolutions was present and have not been amended or rescinded and are in full force and effect;

(j)	that the resolutions of the shareholders of each English Company referred to above were duly passed by all the shareholders of such English Company and have not been amended or rescinded and are in full force and effect;

(k)	that the performance of any obligations under the Documents in any jurisdiction outside England and Wales is not illegal under the laws of such jurisdiction;

(l)	that no English Company was unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time when it entered into the Documents to which it is a party and that no English Company will become unable to pay its debts within the meaning of that section as a consequence of having entered into such Documents;

(m)	that no English Company has passed a winding-up resolution and that no petition has been presented, or order made, for the winding-up of any English Company which is not revealed by the search or enquiries referred to in paragraph 2.3 above;

(n)	that each English Company has its centre of main interests in England;

(o)	that no administration order in respect of any English Company has been made under the Insolvency Act 1986 (the “Insolvency Act”) and no petition or request for such an order has been presented which is not revealed by the search referred to in paragraph 2.3 above;

(p)	that no English Company is subject to any insolvency procedure in a country other than England and Wales and that no steps have been taken to subject it to such a procedure; and

(q)	that none of the proceeds of the issue of the Senior Notes or the Senior Subordinated Notes have been or will be used to repay any indebtedness owing under the credit agreement dated as of 8 November 2001 made between, amongst others, Paperweight Development Corp., the banks and financial institutions named as Lenders therein, Bear, Stearns & Co. Inc. as sole lead arranger and sole bookrunner, Bear Stearns Corporate Lending Inc. as syndication agent, U.S. Bank, National Association and LaSalle Bank National Association as documentation agents, M&I Associated Bank as managing agent, Associated Bank, N.A. as co-agent and Toronto Dominion (Texas), Inc. as administrative agent, as novated, supplemented and amended from time to time (including, without limitation, pursuant to amendments dated 7 December 2001, 6 June 2002, 18 April 2003 and 23 December 2003).

3.	Opinion

3.1	On the basis of the above and subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion, so far as English law is concerned, as follows.

3.2	Each English Company is a private company incorporated in England with limited liability. At the date of our Companies Registration Office searches, no notice of a winding-up, an administration order or an appointment of a receiver or liquidator had been filed in respect of an English Company at the Companies Registration Office.

3.3	Each English Company:

(a)	had, at the time of entering into the Documents to which it is a party, the corporate power and capacity to enter into, deliver and to perform its obligations under, such Documents; and

(b)	has the corporate power and capacity to enter into, deliver and to perform its obligations under, the Series B Note Guarantees.

3.4	Each English Company:

(a)	took the necessary corporate action to authorise its entry into, delivery, and the performance of its obligations under, the Documents to which it is a party and duly executed and delivered such Documents; and

(b)	has taken the necessary corporate action to authorise its entry into, delivery and the performance of its obligations under, the Series B Note Guarantees.

3.5	The Documents constitute legal valid, binding and enforceable obligations of the English Companies which are party thereto in accordance with their respective terms. It should be noted, however, that the term “enforceable” as used in this opinion means that the obligations are of a type which are capable of being enforced by the English courts. However, it does not necessarily mean that the obligations will be enforced in all circumstances in accordance with their terms or at all. We refer you to certain of the qualifications set out below for specific (but not exhaustive) instances of circumstances where the obligations of the English Companies may not be enforceable.

3.6	No consent, approval or authorisation of any governmental authority in England applicable to companies generally is required in connection with the Documents and it is not necessary to register or file any Document in any public office in England.

3.7	No United Kingdom stamp duty, stamp duty reserve tax, registration, documentary or similar tax is required to be paid in England on any of the Documents.

3.8	Neither the execution nor the delivery of any of the Documents by any English Company nor the performance of that English Company’s obligations under any of the Documents will conflict with:

(a)	any present English law in any respect; or

(b)	the memorandum and articles of association of that English Company in any respect.

3.9	The choice of the law of the State of New York to govern each Document as specified therein or in the case of each Note Guarantee by reference to the relevant Indenture is valid except that, under the Rome Convention (which is given effect in the United Kingdom by the Contracts (Applicable Law) Act 1990) if proceedings were to be brought in England:

(a)	to the extent that the law of England would be applicable to the relevant Document but for the provisions thereof, rules of English law might nevertheless be applied where these are mandatory irrespective of the laws of the State of New York; and

(b)	the application of the law of the State of New York might be refused if, but only if, such application is manifestly incompatible with English public policy or “ordre public”.

3.10	No further acts, conditions or things are required by English law to be done fulfilled or performed in order to enable any of the English Companies lawfully to enter into, exercise its rights or perform its obligations under any of the Documents or make any of the Documents admissible in evidence in England.

4.	Qualifications

4.1	The qualifications to which this opinion is subject are as follows.

4.2	The validity, performance and enforceability of each Document may be limited or affected by, or by laws applicable in, an insolvency, administration, liquidation, voluntary arrangement or scheme of arrangement or by other laws affecting creditors’ rights generally. Such laws may require sums received from an English Company under the Documents to be repaid. In particular we draw your attention to the following provisions of the Insolvency Act:

(a)	the restrictions on commencement of proceedings and enforcement of security against a company which is subject to the administration procedure under Schedule B1 to the Insolvency Act;

(b)	the power of a liquidator to disclaim onerous contracts under section 178 of the Insolvency Act;

(c)	the power of the court to rescind contracts entered into by a company in liquidation under section 186 of the Insolvency Act;

(d)	the powers of the court in relation to transactions at an undervalue under 238 of the Insolvency Act to set aside a transaction which a company enters into without receiving any consideration or for a consideration the value of which is significantly less than the value of the consideration which the company gives; and

(e)	the powers of the court in relation to preferences under section 239 of the Insolvency Act.

4.3	A counterparty may be unable to enforce a transaction which it has entered into with a company if it knew or should have known that no reasonable board of directors could reasonably consider it to be in the best interests of the company to enter into the transaction. In such circumstances, the lender may be liable to repay amounts which it received from the company under the transaction.

4.4	Equitable remedies such as specific performance and injunctive relief are only available at the discretion of a court. Moreover, the exercise of legal rights may be affected by equitable considerations. The court also has power to stay any proceedings either of its own motion or on the application of any person.

4.5	Claims may become barred under the Limitation Acts.

4.6	A party to a contract may be able to avoid its obligations under that contract if it has been induced to enter into that contract by a misrepresentation and the English courts will not generally enforce an obligation if there has been fraud. A contract may also be avoided on the grounds of common mistake of the parties as to the subject matter of the contract.

4.7	A contract may cease to be enforceable if frustrated by events happening after its execution.

4.8	In appropriate cases, English courts will give judgment in a currency other than Sterling, although a judgment would have to be converted into Sterling for the purposes of enforcement or for claiming in a liquidation.

4.9	The court may set aside a determination or the exercise of a power or discretion under a Document which has been made or exercised unreasonably or on a basis which is incorrect. This is so even if the Document provides for the relevant determination or certificate to be conclusive.

4.10	A contractual provision that a party will pay certain costs, charges and expenses will not cover costs unreasonably incurred or unreasonable in amount nor override the court’s discretion under section 51 of the Supreme Court Act 1981 as to costs connected with proceedings. Moreover, costs may be subject to quantification by the court.

4.11	Except as set out in paragraph 3.7 no opinion is expressed as to taxation.

5.	Foreign law

5.1	We point out that each of the Documents is expressed to be subject to the law of the State of New York or, in the case of each Note Guarantee and in the case of each Series B Note Guarantee, we assume it is governed by the law of the State of New York and we express no opinion as to the law of the State of New York or in relation to any matter in so far as that matter is affected by the law of the State of New York or of any other country except England.

5.2	In particular:

(a)	no opinion is expressed about the validity or enforceability of any Document under the laws of the State of New York or of the United States of America or any jurisdiction in the United States of America;

(b)	it is assumed that, if any obligation under a Document falls to be performed in any country other than England and Wales, its performance will not be contrary to the laws of that country; and

(c)	no opinion is expressed as to whether a court in a country other than England would enforce or give effect to a Document in the event that proceedings relating to that Document were to be commenced in that country.

6.	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons from whom consent is required under Section 7 of the Securities Act of 1933, as amended.

7.	Extent of opinion

This opinion is given for the sole benefit of Appleton and may be relied on only for purposes connected with the Documents. Notwithstanding the foregoing we confirm that this opinion may be relied on by White & Case LLP special New York counsel to Appleton in connection with an opinion to be given by them to Appleton in respect of, inter alia, the Registration Statement.

Yours faithfully

/s/ Taylor Wessing
TAYLOR WESSING